Exhibit 99.1

       MIDSOUTH BANCORP, INC. REPORTS ANNUAL AND 4TH QUARTER 2006 EARNINGS

    LAFAYETTE, La., Jan. 25 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) reported that net income for the year ended December 31, 2006, was $8,220,000, a 13.0% increase over the $7,274,000 reported for the year ended December 31, 2005. Basic earnings per share for 2006 were $1.32, versus $1.19 per share for 2005. Diluted earnings per share were $1.30 versus $1.15 for 2006 and 2005, respectively. Annual earnings for 2005 included a $631,000 pre-tax special distribution of proceeds to the Company from the merger of Pulse EFT Association and Discover Financial Services, Inc. Additionally, 2005 earnings were reduced by a $102,000 pre-tax write-down of a branch facility. Excluding the $349,000 after-tax effect of the 2005 non-recurring transactions and the $164,000 after-tax effect of a 2006 impairment charge, the Company's earnings for the year-ended December 31, 2006, improved by $1,459,000, or 21.1%, over 2005.

    MidSouth's net income was $1,749,000 for the quarter ended December 31, 2006, $73,000 above the $1,676,000 earned in the fourth quarter of 2005, but $668,000 below the $2,417,000 earned in the third quarter of 2006. Basic earnings per share were $.28 for the quarter reported, compared to $.27 per share reported for the fourth quarter of 2005 and $.39 per share for the third quarter of 2006. Diluted earnings per share were $.28 for the quarter compared to $.26 per share for the fourth quarter of 2005 and $.38 per share for the third quarter of 2006. Earnings per share data have been adjusted to reflect a five-for-four (25%) stock split on the Company's common stock to holders of record as of September 29, 2006, paid on October 23, 2006.

    C. R. "Rusty" Cloutier, President and CEO, stated, "We are pleased to continue the successful execution of our strategy to grow the Company via our franchise expansion effort and acquisition of talent. We are proud of our overall financial performance for the year. Asset quality remained strong and continues to be a focal point of management. Nonperforming assets were $2.3 million at December 31, 2006, and the allowance coverage for nonperforming assets was 215.08%."

    In linked-quarter comparison, earnings decreased $668,000, or 27.6%, from $2,417,000 for the quarter-ended September 30, 2006, to $1,749,000 for the quarter-ended December 31, 2006. Net interest income was flat, and non- interest income decreased $404,000 in the fourth quarter of 2006 compared to the third quarter of 2006, primarily due to a decrease in nonsufficient funds ("NSF") fees. Non-interest expenses increased and were impacted by an impairment charge of $248,000 incurred in connection with the replacement and upgrade of the Company's communications network along with other expenses related to growth of the franchise. Additionally, the provision for loan losses increased $130,000, from $50,000 for the third quarter of 2006 to $180,000 for the fourth quarter of 2006.

     Highlights for the Year and Quarter Ended December 31, 2006
     * Net interest income totaled $8,449,000 for the fourth quarter of 2006, up 11.7% from the $7,561,000 reported for the fourth quarter of 2005. Net interest income increased primarily due to a 17.7% increase in the average volume of earning assets. Pressure on the net interest margin from an inverted yield curve and a highly competitive rate environment resulted in a 22 basis point decrease in the net interest margin in quarterly comparison, from 5.05% in the fourth quarter of 2005 to 4.83% in the fourth quarter of 2006.

     * Total consolidated assets increased $106.2 million, or 15.2%, from $698.8 million at December 31, 2005, to $805.0 million at December 31, 2006. Total loans grew $56.3 million, or 12.7%, from $442.8 million at December 31, 2005, to $499.0 million at December 31, 2006, primarily in commercial and real estate credits. Total deposits grew $91.2 million, or 14.6%, from $624.9 million at December 31, 2005, to $716.1 million at December 31, 2006. Of the $91.2 million growth in deposits, $14.2 million was in non-interest bearing deposits. The $77.0 million growth in interest-bearing deposits was primarily in the Company's Platinum Checking and Money Market accounts that pay competitive market rates.

     * Nonperforming assets, including loans 90 days or more past due, decreased $1.1 million, from $3.4 million at December 31, 2005, to $2.3 million at December 31, 2006. The decrease resulted primarily from a $2.4 million decrease in loans past due 90 days or more, which included payoffs received in the fourth quarter of 2006 on approximately $1.2 million in government-guaranteed loans.

     * Nonaccrual loans increased $1.1 million in quarterly comparison, primarily due to the addition of one agricultural loan totaling $684,000 related to sugar cane production and one construction credit totaling $457,000. As a percentage of total assets, nonperforming assets decreased to .29% at December 31, 2006, down from .49% at December 31, 2005. Charge-off volume decreased with net charge-offs to total loans at .05% compared to .11% for the same periods, respectively.

     * The provision for loan losses totaled $180,000 for the fourth quarter of 2006, a decrease of $120,000 from the $300,000 recorded for the fourth quarter of 2005. A provision totaling $300,000 was added to the Allowance for Loan Losses ("ALL") in the fourth quarter of 2005, primarily to cover probable losses in agricultural credits as a result of Hurricanes Katrina and Rita.

     * Return on average equity was 11.69% for the fourth quarter of 2006 compared to 12.62% for the fourth quarter of 2005. The leverage capital ratio was 8.34% at December 31, 2006 compared to 8.75% at December 31, 2005.

    Net Interest Income

    Net interest income for the fourth quarter of 2006 increased $888,000, or 11.7%, compared to the fourth quarter of 2005. Total interest income from loans and investment securities increased $2.7 million for the same period, primarily due to a 17.7% increase in the average volume of earning assets between the two quarters reviewed. The increase in interest income was partially offset by a $1.8 million increase in interest expense resulting from higher rates paid on interest-bearing liabilities and a 19.2% increase in the average volume of interest-bearing deposits between the two quarters reviewed.

    In year-to-date comparison, total net interest income increased $4,816,000, or 17.3%, primarily due to a volume increase in average earning assets. The taxable-equivalent net interest margin decreased only 5 basis points, from 4.96% December 31, 2005, to 4.91% at December 31, 2006.

    In linked-quarter comparison, net interest income remained flat, and the taxable- equivalent net interest margin declined 14 basis points. The lower margin resulted primarily from a 12 basis point increase in the cost of interest-bearing liabilities and a $16.2 million increase in the average volume of interest-bearing liabilities.

    Non-Interest Income

    Non-interest income for the fourth quarter of 2006 increased $194,000, or 6.9%, in comparison to the fourth quarter of 2005. The impact of a $329,000 increase in service charges on deposit accounts, including insufficient funds fees, was partially offset by $177,000 decrease in other non-interest income categories, including a $63,000 decrease in mortgage processing fees and a decrease of $106,000 in miscellaneous income associated with a one-time liquidation payment received by MidSouth Bank, Texas in the fourth quarter of 2005.

   In linked-quarter comparison, non-interest income decreased $404,000, primarily in service charges on deposit accounts ($263,000), letter of credit fees ($80,000) and mortgage processing fees ($61,000). The $263,000 decrease in service charges on deposit accounts resulted from a lower volume of NSF transactions processed and a higher amount of charge-offs on uncollectible NSF accounts in the fourth quarter of 2006.

    In year-to-date comparison, non-interest income for 2006 increased only $88,000 due to the $631,000 pre-tax special distribution of proceeds to the Company from the merger of Pulse EFT Association and Discover Financial Services, Inc. included in non-interest income for the year ended December 31, 2005. Net of the distribution, non-interest income increased $719,000, from $11,617,000 at December 31, 2005, to $12,338,000 at December 31, 2006. Service
charges on deposit accounts contributed $474,000 to the increase in non-interest income. ATM and debit card fees contributed approximately $424,000 in additional non-interest income for the year. However, costs associated with ATM and debit card processing increased non-interest expenses in the same period by $238,000. These increases in non-interest income were partially offset by a decrease of $181,000 in mortgage processing fees in year-to-date comparison.

    Non-Interest Expense

    During the fourth quarter of 2006, the Company invested in an initiative to replace and upgrade its communications equipment and network capabilities to support business growth and additional locations. The total investment in the initiative will approximate $2.2 million. This action resulted in an impairment charge of approximately $248,000 pursuant to SFAS No. 144, Impairment or Disposal of Long-lived Assets, related to the existing network and phone assets.

    The impairment charge is included in the total increase of $1,203,000 in non-interest expenses for the fourth quarter of 2006 compared to the fourth quarter of 2005. Salaries and benefits costs increased $695,000 in prior quarter comparison, primarily due to the addition of 38 full-time equivalent employees to support new retail stores and franchise growth. Accounting and professional fees increased approximately $189,000 in prior quarter comparison due to costs associated with various corporate initiatives and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

    In year-to-date comparison, non-interest expenses increased $3,798,000, or 12.95%, from $29,326,000 to $33,124,000, primarily due to increases of $2,506,000 in salary and benefit costs, $737,000 in occupancy expenses (including the $248,000 impairment loss), $193,000 in data processing costs, $153,000 in professional and accounting fees, and $141,000 in marketing costs. Linked-quarter comparison reflects non-interest expense increases of $108,000 in salary and benefit costs, $195,000 in occupancy expenses, $129,000 in marketing costs, and $83,000 in professional and accounting fees. The increases reflect the impact of market development, staff development and system upgrades over the past 18 months and include the costs associated with six new retail stores and pre-opening costs associated with seven more stores slated to open in 2007.

    Commenting on the costs associated with investing in new markets and stores, Cloutier said, "We will continue to feel the impact on 2007 earnings of growing the franchise, but expect the investment to add value and continue the Company's history of strong shareholder returns."

    Franchise Growth

    The Company's investment in growing the franchise was reflected in its recent announcement of hiring a team of four experienced Houston area bankers to lead expansion into the Greater Houston market. "The team will build a strong banking presence and commercial lending base in northwest Houston and eventually expand the franchise throughout Houston, which works well with our location under construction in Conroe and our plans to move into the Woodlands," said Cloutier. "We are focusing at least 40% of management's time on the growth opportunities in the Texas market." The Houston office is scheduled to open in March 2007. Construction is expected to be completed in July on the Conroe store, and new store plans are under way for the Woodlands and College Station. In the Louisiana market, 2007 expansion plans include two new stores in Baton Rouge, one in Lake Charles and one in Cut Off (south of Houma).

    MidSouth Bancorp, Inc. is a two-bank holding company headquartered in Lafayette, Louisiana, whose wholly-owned active subsidiaries are MidSouth Bank, N.A., also headquartered in Lafayette, and MidSouth Bank, Texas, headquartered in Beaumont, Texas. The MidSouth franchise consists of 29 banking offices throughout south Louisiana and southeast Texas. MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.

    The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)
(in thousands except per share data)

                                       For The Quarter                           For The
                                        Ended Dec. 31,                          Qtr Ended
                                 ---------------------------         %          Sept. 30,          %
EARNINGS DATA                        2006           2005            Chg           2006            Chg
------------------------------   ------------   ------------   ------------   ------------   ------------
Total interest income            $     13,405   $     10,703           25.2%  $     13,104            2.3%
Total interest  expense                 4,956          3,142           57.7%         4,662            6.3%
Net interest income                     8,449          7,561           11.7%         8,442            0.1%
Provision for loan losses                 180            300          -40.0%            50          260.0%
Non-interest income                     3,010          2,816            6.9%         3,414          -11.8%
Non-interest expense                    9,070          7,867           15.3%         8,489            6.8%
Provision for income tax                  460            534          -13.9%           900          -48.9%
Net income                       $      1,749   $      1,676            4.4%  $      2,417          -27.6%

PER COMMON SHARE DATA
Basic earnings per share         $       0.28   $       0.27            2.9%  $       0.39          -28.2%
Diluted earnings per
 share                           $       0.28   $       0.26            6.1%  $       0.38          -26.3%

Book value at end of
 period                          $       9.58   $       8.59           11.5%  $       9.41            1.8%
Market price at end of
 period                          $      31.16   $      21.59           44.3%  $      26.78           16.3%
Weighted avg shares
 outstanding
    Basic                           6,230,314      6,157,359            1.2%     6,235,994           -0.1%
    Diluted                         6,351,208      6,340,790            0.2%     6,346,270            0.1%

AVERAGE BALANCE SHEET
 DATA
Total assets                     $    796,305   $    683,183           16.6%  $    771,891            3.2%
Earning assets                        725,384        616,347           17.7%       704,115            3.0%
Loans and leases                      498,681        438,002           13.9%       489,069            2.0%
Interest-bearing
 deposits                             529,741        444,310           19.2%       515,358            2.8%
Total deposits                        709,703        608,063           16.7%       691,640            2.6%
Total stockholders'
 equity                                59,369         52,695           12.7%        56,485            5.1%

SELECTED RATIOS                   12/31/2006     12/31/2005                    09/30/2006
------------------------------   ------------   ------------                  ------------
Return on average
 assets                                  0.87%          0.97%        -10.5%           1.24%         -29.9%
Return on average
 total equity                           11.69%         12.62%         -7.4%          16.98%         -31.2%
Return on average
 realized equity (A)                    11.49%         12.41%         -7.4%          16.34%         -29.7%
Average equity to
 average assets                          7.46%          7.71%         -3.3%           7.32%           1.9%
Leverage capital ratio                   8.34%          8.75%         -4.7%           8.50%          -1.9%
CREDIT QUALITY
Allowance for loan losses
 as a % of total loans                   1.00%          0.98%          2.0%           0.99%           1.0%
Nonperforming assets to
 total assets                            0.29%          0.49%        -40.8%           0.31%          -6.5%
Net YTD charge-offs to
 total loans                             0.05%          0.11%        -54.5%           0.02%         150.0%

(A)  Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                        Period Ended                                 Period Ended
                                 ---------------------------                  ---------------------------
                                   Dec. 31,       Dec. 31,           %          Sept. 30,      Jun. 30,
BALANCE SHEET                        2006           2005            Chg           2006           2006
------------------------------   ------------   ------------   ------------   ------------   ------------
Assets
Cash and cash equivalents        $     57,404   $     52,437           9.5%   $     26,203   $     34,070
Securities available-for-
 sale                                 180,674        139,429          29.6%        184,536        188,344
Securities held-to-
 maturity                              15,901         19,611         -18.9%         16,400         17,519
     Total investment
      securities                      196,575        159,040          23.6%        200,936        205,863
Total loans                           499,046        442,794          12.7%        495,385        489,475
Allowance for loan losses              (4,977)        (4,355)         14.3%         (4,910)        (4,887)
     Loans, net                       494,069        438,439          12.7%        490,475        484,588
Premises and equipment                 30,609         23,606          29.7%         29,113         28,572
Goodwill and other
 intangibles                            9,957         10,257          -2.9%         10,010         10,092
Other assets                           16,408         15,036           9.1%         16,356         16,663

     Total assets                $    805,022   $    698,815          15.2%   $    773,093   $    779,848

Liabilities and
  Stockholders' Equity
Non-interest bearing
 deposits                        $    192,126   $    177,946           8.0%   $    179,920   $    186,292
Interest bearing deposits             524,054        446,992          17.2%        511,426        517,812
   Total deposits                     716,180        624,938          14.6%        691,346        704,104
Securities sold under
  agreements to repurchase
  and FHLB borrowings                  10,125          1,732         484.6%          3,913          2,797
Junior subordinated
 debentures                            15,465         15,465           0.0%         15,465         15,465
Other liabilities                       3,509          3,494           0.4%          3,333          2,664
     Total liabilities                745,279        645,629          15.4%        714,057        725,030
Total shareholders' equity             59,743         53,186          12.3%         59,036         54,818
     Total liabilities and
       shareholders'
        equity                   $    805,022   $    698,815          15.2%   $    773,093   $    779,848

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                    Three Months Ended                           Year Ended
                                       December 31,                             December 31,
                                 -----------------------        %         ------------------------         %
INCOME STATEMENT                    2006         2005          Chg           2006          2005         Change
------------------------------   ----------   ----------   ----------     ----------    ----------    ----------
Interest income                  $   13,405   $   10,703         25.2%    $   50,235    $   38,555          30.3%
Interest expense                      4,956        3,142         57.7%        17,651        10,787          63.6%
  Net interest income                 8,449        7,561         11.7%        32,584        27,768          17.3%
Provision for loan
 losses                                 180          300        -40.0%           850           980         -13.3%
Service charges on
 deposit accounts                     2,197        1,868         17.6%         8,757         8,283           5.7%
Gains on securities,
 net                                    ---          ---                          (7)          ---         100.0%
Other charges and fees                  813          948        -14.2%         3,588         3,967          -9.6%
  Total non-interest
   income                             3,010        2,816          6.9%        12,338        12,250           0.7%
Salaries and employee
 benefits                             4,357        3,662         19.0%        16,329        13,823          18.1%
Occupancy expense                     1,655        1,568          5.5%         6,488         5,615          15.5%
Intangible amortization                  52           82        -36.6%           299           483         -38.1%
Other non-interest
 expense                              3,006        2,555         17.7%        10,008         9,405           6.4%
  Total non-interest
   expense                            9,070        7,867         15.3%        33,124        29,326          13.0%
Income before income
 taxes                                2,209        2,210          0.0%        10,948         9,712          12.7%
Provision for income
 taxes                                  460          534        -13.9%         2,728         2,438          11.9%
Net income                       $    1,749   $    1,676          4.4%    $    8,220    $    7,274          13.0%

Earnings per share,
 diluted                         $     0.28   $     0.26          6.1%    $     1.30    $     1.15          12.8%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                   Fourth         Third        Second         First        Fourth
INCOME STATEMENT                   Quarter       Quarter       Quarter       Quarter       Quarter
Quarterly Trends                    2006          2006          2006          2006          2005
------------------------------   ----------    ----------    ----------    ----------    ----------
Interest income                  $   13,405    $   13,104    $   12,691    $   11,035    $   10,703
Interest expense                      4,956         4,662         4,396         3,638         3,142
     Net interest income              8,449         8,442         8,295         7,397         7,561
Provision for loan losses               180            50           300           320           300
Net interest income after
  provision for loan losses           8,269         8,392         7,995         7,077         7,261
Total non-interest income             3,010         3,414         3,071         2,843         2,816
Total non-interest expense            9,070         8,489         8,069         7,496         7,867
Income before income taxes            2,209         3,317         2,997         2,424         2,210
Income taxes                            460           900           762           605           534
Net income                       $    1,749    $    2,417    $    2,235    $    1,819    $    1,676

Earnings per share, basic        $     0.28    $     0.39    $     0.36    $     0.29    $     0.27
Earnings per share, diluted      $     0.28    $     0.38    $     0.35    $     0.29    $     0.26
Book value per share             $     9.58    $     9.41    $     8.78    $     8.67    $     8.59
Return on Average Equity              11.69%        16.98%        16.48%        13.74%        12.62%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                       Period Ended                              Period Ended
                                 ------------------------                  -------------------------
                                  Dec. 31,      Dec. 31,          %         Sept. 30,     Jun. 30,
Asset Quality Data                  2006          2005           Chg          2006          2006
------------------------------   ----------    ----------    ----------    ----------    -----------
Nonaccrual loans                 $    1,793    $      660         171.7%   $      501    $      543
Loans past due 90
 days and over                           98         2,511         -96.1%        1,789         2,104
Total nonperforming loans             1,891         3,171         -40.4%        2,290         2,647
Other real estate owned                 368            98         275.5%           24            32
Other foreclosed assets                  55           176         -68.8%           58            25
Total nonperforming assets       $    2,314    $    3,445         -32.8%   $    2,372    $    2,704

Nonperforming assets to
 total assets                          0.29%         0.49%        -40.8%         0.31%         0.35%
Nonperforming assets to
 total loans + OREO + other
 foreclosed assets                     0.46%         0.78%        -41.0%         0.48%         0.55%
ALL to nonperforming assets          215.08%       126.42%         70.1%       207.00%       180.73%
ALL to nonperforming loans           263.19%       137.34%         91.6%       214.41%       184.62%
ALL to total loans                     1.00%         0.98%          2.0%         0.99%         1.00%

Year-to-date charge-offs         $      542    $      702         -22.8%   $      381    $      310
Year-to-date recoveries                 314           226          38.9%          266           223
Year-to-date net charge-offs     $      228    $      476         -52.1%   $      115    $       87
Net YTD charge-offs to total
 loans                                 0.05%         0.11%        -54.5%         0.02%         0.02%

                                                    Year Ended
                                                  Dec. 31, 2006
                                      -------------------------------------
                                                      Tax
                                        Average    Equivalent      Yield/
                                        Balance     Interest        Rate
                                      ----------   ----------    ----------
Interest earning assets:
  Interest-bearing deposits in banks
   and federal funds sold             $   23,733   $    1,149          4.84%
  Taxable securities                      98,173        4,459          4.54%
  Tax-exempt securities                   93,918        4,804          5.11%
  Equity securities                        2,377           80          3.38%
  Loans and leases                       474,520       41,145          8.67%
Total interest earning assets            692,721       51,637          7.45%
Noninterest earning assets                68,882
Total assets                          $  761,603

Interest bearing liabilities:
  Deposits                            $  506,029   $   16,142          3.19%
  Repurchase agreements and
   federal funds purchased                 3,365          150          4.47%
  Short term borrowings                      649           33          5.14%
  Junior subordinated debentures          15,465        1,330          8.60%
Total interest bearing liabilities       525,508       17,655          3.36%
Noninterest bearing liabilities          180,086
Shareholders' equity                      56,009
Total interest bearing liabilities
 and shareholders' equity             $  761,603

Net interest income (TE) and margin                $   33,982          4.91%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
YIELD ANALYSIS (UNAUDITED)
(in thousands)

                                               Three Months Ended
                                                  Dec. 31, 2006
                                      -------------------------------------
                                                      Tax
                                        Average    Equivalent      Yield/
                                        Balance     Interest        Rate
                                      ----------   ----------    ----------
Interest earning assets:
  Interest-bearing deposits in banks
   and federal funds sold             $   27,969   $      370          5.25%
  Taxable securities                      93,604        1,080          4.62%
  Tax-exempt securities                  102,440        1,324          5.17%
  Equity securities                        2,690           19          2.80%
  Loans and leases                       498,681       11,001          8.75%
Total interest earning assets            725,384       13,794          7.54%
Noninterest earning assets                70,921
Total assets                          $  796,305

Interest bearing liabilities:
  Deposits                            $  529,741   $    4,538          3.40%
  Repurchase agreements and federal
   funds purchased                         3,976           43          4.30%
  Short term borrowings                    2,576           33          5.14%
  Junior subordinated debentures          15,465          345          8.86%
Total interest bearing liabilities       551,758        4,959          3.57%
Noninterest bearing liabilities          185,178
Shareholders' equity                      59,369
Total interest bearing liabilities
 and shareholders' equity             $  796,305

Net interest income (TE) and margin                $    8,835          4.83%

SOURCE  MidSouth Bancorp, Inc.
    -0-                             01/25/2007
    /CONTACT: C. R. Rusty Cloutier, President, +1-337-267-4201, or +1-337-962-9900, or J. E. Corrigan, Jr., Chief Financial Officer,
+1-337-291-4984, both of MidSouth Bancorp, Inc./
    (MSL)